AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), effective as of April 11, 2018 (the “Effective Date”), is between Corbus Pharmaceuticals Holdings, Inc. (the “Company”) and Yuval Cohen (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer pursuant to the terms of an employment agreement dated April 11, 2014, as amended (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and the Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	EMPLOYMENT. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company commencing on the Effective Date.

2.	SCOPE OF EMPLOYMENT. During the term of this Agreement, Executive shall hold the position of Chief Executive Officer and shall have those duties and responsibilities customarily associated with the title of Chief Executive Officer plus any additional duties as may reasonably be assigned to him from time to time by the Company. The Executive shall report directly to the Board of Directors. The Executive will devote his full time and best efforts to the business and affairs of the Company. The Executive shall be subject to and comply with the Company’s policies, procedures and approval practices as generally in effect at any time and from time to time.

3.	PREVIOUS OBLIGATIONS. The Executive represents that his employment by the Company and the performance of his duties on behalf of the Company does not, and shall not, breach any agreement that obligates the Executive to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

4.	COMPENSATION. As full compensation for all services to be rendered by Executive during the term of this Agreement, the Company will compensate the Executive as follows.

4.1	Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $540,000, which shall be subject to customary withholdings and authorized deductions and shall be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review on at least an annual basis. The foregoing annualized rate will be effective for fiscal year 2018 and may be reevaluated by the Company’s Board of Directors for fiscal year 2019.

4.2	Annual Bonus.

(a)	The Executive will be eligible to participate in an annual executive bonus plan pursuant to which he may earn a bonus (“Bonus”) equal to up to 55% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”).

(b)	Prior to the commencement of each calendar year the Company’s Board of Directors (the “Board”) will establish and approve the Target Bonus for such calendar year. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and the Company meeting company-wide objectives (collectively, the “Performance Criteria”).

(c)	The Board may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded.

(d)	Following the close of each calendar year but in no event later than January 30th, the Board will meet and determine the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made by March 15th.

(e)	Notwithstanding the foregoing to the contrary (including all Performance Criteria being met), payment of the Bonus shall be at the discretion of the Board based on the financial condition of the Company.

4.3	Stock Option Grants. During the Term, subject to the terms of the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”) or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive shall be eligible to receive from time to time additional stock options or other awards in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

4.4	Benefits. During his employment and subject to any contribution therefore generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executive employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, deems appropriate.

4.5	Vacations and Holidays. During the term of his employment, the Executive shall be entitled to 15 paid days off (none of which may be carried over from one year to the next) as well as those paid public holidays provided for in the Company’s standard policies, as they may be amended from time to time.

4.6	Changes to Compensation. After the Term (as defined below), the Company may, at its sole discretion, change the terms of the Executive’s compensation (other than the terms and conditions of outstanding options or other awards under the 2014 Plan which shall continue to be governed by the applicable award agreements and the 2014 Plan). The Company shall give the Executive at least 14 days’ prior written notice of any such changes.

5.	EXPENSES. The Executive shall be entitled to reimbursement by the Company for all necessary and reasonable travel, entertainment and other business expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

6.	CONFIDENTIALITY.

6.1	Definition. During the term of his employment, the Executive will have access to the Company’s confidential business information (the “Confidential Information”). The definition of Confidential Information includes any information regarding the Company or its affiliates that is not generally available to the public. By way of example not limitation, Confidential Information includes inventions, designs, data, computer code, works of authorship, know-how, trade secrets, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, employee, investor, customer and vendor information of any kind, marketing and business plans and financial information of any kind including pricing and profit margins.

6.2	Ownership of Confidential Information. The Confidential Information (and all documents containing Confidential Information) is and will, as between the Executive and the Company, be the sole property of the Company.

6.3	Protection and Use of Confidential Information. The Executive shall preserve and protect the confidentiality and security of the Confidential Information. At all times during and after his employment by the Company and thereafter, the Executive will protect and not disclose to any third party any Confidential Information. The Executive shall not use the Confidential Information or make any use of, the Confidential Information, except in connection with the performance of his duties for the Company and for no other purpose or person.

6.4	Return of Confidential Information. Upon request of the Company, the Executive will promptly (i) deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company.

7.	ASSIGNMENT OF WORK PRODUCT.

7.1	Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Intellectual Property” means collectively all Work Product and all Intellectual Property Rights relating to all Work Product.

“Intellectual Property Rights” means all copyrights, copyright registrations and copyright applications, trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, patents and patent applications, trade secret rights, and all other rights and interests existing, created or protectable under any intellectual property or other law of any nation.

“Work Product” means any and all inventions, discoveries, original works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by the Executive, either alone or jointly with others during the period of his employment, that (i) result or relate to work performed by the Executive for the Company, (ii) are made by use of the equipment, supplies, facilities or Confidential Information, or are made, conceived or completed, wholly or in part, during hours in which the Executive is employed by the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

7.2	Property of the Company. All Intellectual Property is and will be the sole property of the Company.

7.3	Copyrights; Assignment. The Executive agrees that all copyrightable materials that fall within the definition of Work Product, will be, to the maximum extent permitted by law, works-made-for-hire for the Company under copyright law, and to the extent not works-made-for-hire, the Executive hereby assigns to the Company, without royalty or further consideration to the Executive, all right, title, and interest he may have, or may acquire, in and to all Intellectual Property.

7.4	Disclosure. The Executive will promptly disclose in writing all Work Product to the Company. The Executive agrees to keep adequate and current written records of all such Work Product, in the form of notes, sketches, drawings, electronic records and/or other reports, which records are, and will remain, the sole property of the Company and will be available to the Company at all times.

7.5	Execution of Documents. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, and (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to the Executive.

7.6	Assistance to the Company. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Intellectual Property. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from the Executive after termination of his employment, the Executive will be compensated for time actually spent in providing assistance at an hourly rate equivalent to his compensation at the time his employment was terminated together with his reasonable, actual out-of-pocket expenses incurred in providing such assistance.

7.7	Power of Attorney. For use in the case that the Company cannot obtain the Executive’s signature on any document that the Company considers necessary or desirable in order to assign, apply for, prosecute, obtain, or enforce any Intellectual Property, whether due to the Executive’s non-cooperation, unavailability, or any other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for, and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the assignment, transfer to the Company, application, registration, prosecution, issuance, and enforcement of all Intellectual Property, with the same force and effect as if executed and delivered by the Executive.

7.8	Prior Inventions. The Executive represents that any inventions, original works of authorship, discoveries, concepts or ideas, if any, to which the Executive presently has any right, title or interest, and which were previously conceived either wholly or in part by the Executive, and that the Executive desires to exclude from the operation of this Agreement are identified on Schedule A of this Agreement (each a “Prior Invention”). The Executive represents that the list contained in Schedule A is complete to the best of his knowledge. If during the Executive’s retention with the Company, the Executive incorporates a Prior Invention into a Company product, process or service or its use, the Executive shall be deemed to have automatically granted to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service. The Executive shall not incorporate a Prior Invention into a Company product, process or service or its use without the Company’s prior written consent.

8.	NON-COMPETITION; NON-SOLICITATION.

8.1	Non-competition. During the Restricted Period (as defined below), the Executive shall not directly or indirectly (i) serve as a partner, principal, shareholder, licensor, licensee, employee, officer, director, manager, agent, representative, advisor, promoter, associate, investor, or otherwise for any Competitive Business (as defined below), (ii) build, design, finance, acquire, lease, operate, manage, control, invest in, work, or consult for or otherwise join, participate in, or affiliate himself with, any Competitive Business or (iii) take any preparatory steps with respect to any of the foregoing. The foregoing covenant shall cover the Executive’s activities in every part of the world. The foregoing shall not apply to the Executive’s ownership of shares in a publicly-traded entity in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less.

8.2	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Competitive Business” means any business that is developing a cannabinoid agonist for the treatment of scleroderma, cystic fibrosis or other inflammatory or fibrotic diseases.

“Restricted Period” means the period commencing on the Effective Date and continuing thereafter for a period of 12 months following the termination of the Executive’s employment hereunder.

8.3	Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, whether on behalf of himself or anyone else: (i) induce or attempt to induce a business associate of the Company to refrain from doing business with the Company; (ii) use for his benefit or disclose the name and/or requirements of any such business associate to any other person or persons, natural or corporate; or (iii) solicit any of the employees of the Company to leave the employ of the Company or hire anyone who is an employee of the Company or has worked for the Company during the previous 12 months.

8.4	Extension of Restriction Period. The Restricted Period shall be extended by the length of any period during which the Executive is in breach of the terms and conditions of this Section 8.

8.5	Separate Covenants. The Executive acknowledges and agrees that the covenants set forth in this Section 8 are an essential element of this Agreement and the transactions contemplated hereby and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. The Executive acknowledges and agrees that the provisions of this Section 8 constitutes an independent agreement and shall not be affected by the performance or non-performance of any other provision of this Agreement by the Company.

8.6	Blue Pencil Provision. The parties hereby expressly agree that the duration, scope and geographic area of restriction set forth in this Section 8 are reasonable. In the event that any court of competent jurisdiction shall hold that the duration, scope or area of restriction set forth in this Section 8 is unreasonable under circumstances now or hereafter existing, the maximum duration, scope or area of restriction reasonable under such circumstances shall be substituted, and each party hereto shall petition any such court to cause the maximum duration, scope or area of restriction reasonable under such circumstances to be so substituted for the duration, scope or area of restriction set forth herein.

9.	INJUNCTIVE RELIEF. The Executive acknowledges that the Company shall not have an adequate remedy in the event that the Executive breaches Section 6, 7, 8 or 12 of this Agreement and that the Company will suffer irreparable damage and injury in such event. The Executive agrees that the Company, in addition to any other available rights and remedies, shall be entitled to seek an injunction (without the necessity of posting a bond) restraining the Executive from committing or continuing any violation of Section 6, 7, 8 or 12 of this Agreement.

10.	TERM; TERMINATION.

10.1	Term. Unless earlier terminated in accordance with the provisions of this Section 10, the term of this Agreement shall commence on the Effective Date and shall continue thereafter for a period of two (2) years (the “Term”). If the Company continues to employ the Executive after the expiration of the Term without a written extension of the term, such employment shall continue on an AT-WILL basis and the Company shall have the right to terminate this Agreement and the Executive’s employment at any time subject to the notice provisions set forth in Section 10.5 below.

10.2	Death. Upon the death of the Executive, the Executive’s employment with the Company shall terminate.

10.3	Disability. If the Executive is unable to perform the essential functions of Employee’s employment with the Company for more than twelve weeks (unless a longer period is required by state or federal law), the Company shall have the right to terminate the Executive’s employment upon prior written notice

10.4	Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder with or without Good Reason (as defined below) upon 30 days prior written notice to the Company.

10.5	Termination by Company. The Company may terminate this Agreement and the Executive’s employment hereunder (i) without Cause immediately upon written notice to the Executive or (ii) immediately for Cause.

10.6	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Cause” means: (i) the Executive’s chronic failure to perform those material duties assigned to him pursuant to Section 2 above to the reasonable satisfaction of the Board after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (ii) the Executive’s gross negligence or misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws) in connection with the performance of his duties; (iii) the Executive’s material breach of Section 6, 7 or 8 above; (iv) the Executive’s commission of an act of moral turpitude; (v) the Executive being dependent on or addicted to alcohol or drugs; or (vi) the Executive’s conviction of or plea of nolo contendere to a felony.

“Good Reason” means the voluntary termination by the Executive within thirty (30) days following: (i) a requirement that the Executive physically relocates to another office that is more than 75 miles from the office location that the Executive reported to at the commencement of his employment with the Company; (ii) a reduction in the Executive’s rate of compensation, potential incentive compensation, or general benefits (other than general changes, in each case, affecting all similarly situated employees to substantially the same extent); or (iii) a material adverse change in the Executive’s job description or a significant reduction of the scope of the Executive’s authority or responsibilities.

11.	EFFECT OF TERMINATION

11.1	Payments Upon Termination. In the event that the Executive’s employment with the Company is terminated for any reason, the Executive shall have the right to receive (i) the compensation and reimbursable expenses then accrued and/or earned and unpaid under Sections 4.1 and 5 of this Agreement through the date of termination, (ii) payment for unused vacation days accrued through the date of termination and (iii) any benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

11.2

Additional Payments. (a) Subject to Sections 11.3 and 11.4, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the Term other than during the Change in Control Period (as defined below), (A) the Company shall (i) pay to the Executive an amount equal to twelve months of his then current Base Salary under Section 4.1 above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the date of termination of employment and (ii) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, reimburse the Executive for the cost of health insurance under COBRA for a period of twelve months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), and (B) if the Executive is entitled to a Bonus, subject to the Board’s discretion and approval as set forth in Section 4.2 above, the Company shall pay such Bonus in accordance with the terms of the applicable plan and on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

(b) Subject to Sections 11.3 and 11.4, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Term and within the 3 months immediately preceding and the 12 months immediately following a Change in Control (as defined below) (the “Change in Control Period”), ,then in lieu of the payments set forth in subsection 11.2(a) above, the Company shall (i) pay to the Executive an amount equal to twenty-four (24) months of his then current Base Salary under Section 4.1 above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the date of termination of employment), (ii) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, reimburse the Executive for the cost of health insurance under COBRA for a period of twenty-four (24) months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), (iii) pay the current year Bonus at two (2) times the Target Bonus level, which payment shall be made by March 15th of the following calendar year, and (iv) fully accelerate vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards upon the later of (x) the Change in Control or (y) the Executive’s termination of employment with the Company. For avoidance of doubt, if such termination precedes a Change in Control and any payments or benefits have commenced pursuant to subsection 11.2(a), such payments or benefits shall be taken into account for purposes of this subsection 11.2(b).

As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

11.3	Release Agreement. In order to receive the payments and benefits set forth in Section 11.2, as applicable (collectively referred to herein as the “Severance Payments”), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments pursuant to Section 11.2, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the date of termination of employment. The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

11.4	Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of Sections 6, 7 or 8, the Release Agreement or any other Agreement the Executive has with the Company.

11.5	No Other Payments or Benefits. The Executive acknowledges and agrees that upon the termination of his employment, no other benefits, compensation or remuneration of any kind is owed by the Company to the Executive other than as set forth in this Section 11 or as set forth in the Option Agreements.

11.6	Survival. Notwithstanding anything to the contrary set forth herein, Sections 6, 7, 8, 9 and 11-19 of this Agreement and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof. Termination of this Agreement shall not relieve or release either party from any rights, liabilities or obligations which it/he has accrued prior the effective date of such termination.

12.	RETURN OF COMPANY PROPERTY; EXIT INTERVIEW. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly:

(a)	Deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect (A) Confidential Information or (B) Work Product, in each case whether prepared by the Executive or otherwise coming into the Executive’s possession or control;

(b)	Destroy any intangible materials that evidence, contain or reflect Confidential Information or Work Product on equipment or media not owned by the Company; and

(c)	Return to the Company all equipment, files, software programs and other personal property belonging to the Company.

Upon termination of the Executive’s employment with the Company for any reason, the Executive will attend an exit interview with a representative of the Company to review the Executive’s continuing obligations under this Agreement.

13.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all contemporaneous and prior agreements and understandings between them as to such subject matter. Not in limitation of the foregoing, this Agreement supersedes the Prior Employment Agreement. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by the Company and the Executive.

14.	ASSIGNMENT. The Executive shall not be permitted to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

15.	GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of the courts located in Boston, Massachusetts in connection with any actions or proceedings brought against either of them (or each of them) arising out of or relating to this Agreement.

16.	MISCELLANEOUS. No waiver by either party of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a continuing waiver of any such term or condition, or a waiver of any other term or condition of this Agreement. Headings set forth in this Agreement are solely for the convenience of the parties and have no legal effect. If any provision of this Agreement shall be found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. This Agreement shall be (i) binding upon, and will inure to the benefit of, the parties and their permitted respective successors and assigns, (ii) construed without presumption of any rule requiring construction to be made against the party causing it to be drafted and (iii) executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

17.	TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

18.	SECTION 409A COMPLIANCE. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of termination of employment and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 11.2 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

19.	280G MODIFIED CUTBACK.

(a)	If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating accelerated vesting of stock options or similar awards, then reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)	An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)	For purposes of this Section 19, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the Effective Date.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Mark Tepper, Ph.D.
Name:	Mark Tepper, Ph.D.
Title:	President

By:	/s/ Yuval Cohen
Yuval Cohen
Address:	[*]

Schedule A

Executive Statement Regarding Prior Work Product

Except as set forth below, the Executive acknowledges that at this time he has not made or reduced to practice (alone or jointly with others) any Work Product relevant to the subject matter of his retention by Corbus Pharmaceuticals Holdings, Inc. except those (if any) listed below:

[List any applicable Work Product or write “None”.] None

[If you need more space please attach a separate continuation sheet]

The Executive certifies that the foregoing is true, accurate and complete.

The Executive’s Name:	Yuval Cohen

Date:	4/1/2018

Signature:	/s/ Yuval Cohen